Exhibit 107

Calculation of Filing Fee Tables

Form F-4

(Form Type)

CMB.TECH NV

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Fees to be Paid	Equity	ordinary shares of CMB.TECH NV(1)	Other(2)	95,952,934(1)	—	$759,543,222(2)	0.00015310	$116,287(3)

Fees Previously Paid	—	—	—	—	—	—	—	—

	Total Offering Amounts					$759,543,222		$116,287

	Total Fees Previously Paid							$—

	Total Fee Offsets							$—

	Net Fee Due							$116,287

(1)

Represents the estimated maximum number of ordinary shares, no par value, of CMB.TECH NV (“CMB.TECH” and such shares, the “CMB.TECH ordinary shares”) to be issued upon completion of the merger described in the proxy statement/prospectus contained herein (the “merger”) with Golden Ocean Group Limited (“Golden Ocean”). This number is based on the product of (i) 0.95, the exchange ratio of CMB.TECH ordinary shares for Golden Ocean common shares, par value $0.05 per share (the “Golden Ocean common shares”) and (ii) 101,003,088, the maximum possible number of Golden Ocean common shares which may be exchanged in connection with the merger (which excludes any Golden Ocean common shares held by CMB.TECH, Golden Ocean, CMB.TECH Bermuda Ltd. or any of their respective subsidiaries).

(2)

Pursuant to Rules 457(c) and 457(f)(1) promulgated under the United States Securities Act of 1933 estimated solely for the purpose of calculating the registration fee and calculated based upon the market value of Golden Ocean common shares (the securities to be canceled in the merger), the proposed maximum aggregate offering price is the product of (i) $7.52, the average of the high and low prices per share of the Golden Ocean common shares on the Nasdaq Global Select Market on June 27, 2025 and (ii) 101,003,088, the estimated maximum possible number of Golden Ocean common shares which may be exchanged in connection with the merger, rounded up to the nearest whole dollar.

(3)

Computed in accordance with Rule 457(f) under the Securities Act to be $116,287, which is equal to the product of (i) 0.00015310, the current filing fee rate of the Securities and Exchange Commission, and (ii) $759,543,222, the proposed maximum aggregate offering price, rounded up to the nearest whole dollar.